Exhibit 99.1

Walker & Dunlop Reports 42% Growth in Revenues

As Diluted EPS Grows 18% to $2.12

FIRST QUARTER 2022 HIGHLIGHTS

●	Total transaction volume of $12.7 billion, up 40% from Q1’21
●	Total revenues of $319.4 million, up 42% from Q1’21
●	Net income of $71.2 million and diluted earnings per share of $2.12, up 23% and 18%, respectively, from Q1’21
●	Adjusted EBITDA[1] of $62.6 million, up 3% from Q1’21
●	Servicing portfolio of $116.3 billion at March 31, 2022 up 6% from March 31, 2021
●	Completed the acquisition of GeoPhy
●	Declared quarterly dividend of $0.60 per share for the second quarter
●	Promoted Steve Theobald to Chief Operating Officer and Greg Florkowski to Chief Financial Officer

BETHESDA, MD – May 5, 2022 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company” or “W&D”) reported total revenues of $319.4 million for the first quarter of 2022, an increase of 42% year over year. Net income for the first quarter of 2022 was $71.2 million or $2.12 per diluted share, up 23% and 18%, respectively, from the first quarter of 2021. First quarter 2022 adjusted EBITDA1 was $62.6 million, up 3% over the same period in 2021. First quarter total transaction volume was $12.7 billion, up 40% year over year. The Company’s Board of Directors declared a dividend of $0.60 per share for the second quarter of 2022. The Company promoted Steve Theobald to Executive Vice President and Chief Operating Officer, effective June 1, 2022, at which time Greg Florkowski will assume the role of Executive Vice President and Chief Financial Officer.

Walker & Dunlop Chairman and CEO Willy Walker commented, “The breadth of Walker & Dunlop’s platform, capabilities, and brand resulted in 40% year-over-year growth in total transaction volume to $12.7 billion in the first quarter of 2022, driving total revenues to $319 million, up 42% year over year, and diluted earnings per share of $2.12, up 18% from the first quarter of last year. We recently made the two largest acquisitions in W&D's history, Alliant and GeoPhy, which dramatically expand our presence in the affordable housing industry and accelerate our growth as a technologically-enabled financial services company.  The growth and market share gains in our core businesses, along with our investments in new businesses and technology, position Walker & Dunlop extremely well to achieve our mission of becoming the premier commercial real estate finance company in the United States.”

Mr. Walker continued, “Exceptional service delivery is a hallmark of W&D. We have asked Steve Theobald to become Chief Operating Officer to drive service delivery, integration, and technology implementation across Walker & Dunlop. Greg Florkowski, who has been an integral member of our finance and accounting team before running business development for the past three years, will become Chief Financial Officer.  It is a joy to see these two talented executives moving into new roles that will bring significant benefits to W&D.”

First quarter 2022 Earnings Release

CONSOLIDATED FIRST QUARTER 2022 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2022	Q1 2021	$ Variance	% Variance
Fannie Mae	$1,998,374	$1,533,024	$465,350	30%
Freddie Mac	987,849	1,012,720	(24,871)	(2)
Ginnie Mae - HUD	391,693	622,133	(230,440)	(37)
Brokered (2)	5,643,081	4,302,492	1,340,589	31
Principal Lending and Investing (3)	114,020	178,250	(64,230)	(36)
Debt financing volume	$9,135,017	$7,648,619	$1,486,398	19%
Property sales volume	3,531,690	1,395,760	2,135,930	153
Total transaction volume	$12,666,707	$9,044,379	$3,622,328	40%

Discussion of Results:

●	Total debt financing volume increased 19% from the first quarter of 2021. Driving the overall increase was a 17% increase in GSE debt financing volumes, driven by strong Fannie Mae lending activity. Our GSE market share increased in the first quarter of 2022 to 12.3% compared to 11.4% at December 31, 2021. Despite the decreases in Freddie Mac and HUD debt financing volume, Agency debt financing volume saw a 7% increase quarter over quarter, indicating continued strength in the multifamily financing market.
●	The 31% increase in brokered volume in the first quarter of 2022 reflects our team’s ability to meet our clients’ broad range of capital needs within uncertain market conditions, continued demand for all commercial real estate property types, and the impacts of our investments in people, brand and technology. We continue to see a benefit from our investments in acquiring and recruiting commercial mortgage bankers, the significant amount of capital being invested into U.S. commercial real estate, and our valued relationships with commercial real estate capital providers.
●	Property sales volume increased 153% in the first quarter of 2022 due to the significant growth in our property sales team over the past year in key markets and strong investor demand for multifamily assets.

MANAGED PORTFOLIO
(dollars in thousands, unless otherwise noted)	Q1 2022	Q1 2021	$ Variance	% Variance
Fannie Mae	$54,000,550	$50,113,076	$3,887,474	8%
Freddie Mac	36,965,185	37,695,462	(730,277)	(2)
Ginnie Mae - HUD	9,954,262	9,754,667	199,595	2
Brokered	15,115,619	12,090,825	3,024,794	25
Principal Lending and Investing	221,649	213,240	8,409	4
Total Servicing Portfolio	$116,257,265	$109,867,270	$6,389,995	6%
Assets under management	16,687,112	1,836,086	14,851,026	809
Total Managed Portfolio	$132,944,377	$111,703,356	$21,241,021	19%
Custodial escrow account balance (in billions)	$2.5	$2.5
Weighted-average servicing fee rate (basis points)	25.0	24.3
Weighted-average remaining servicing portfolio term (years)	9.1	9.2

Discussion of Results:

●	Our servicing portfolio continues to expand as a result of the debt financing volume over the past 12 months, partially offset by payoffs of loans.
●	During the first quarter of 2022, we added $0.5 billion of net loans to our servicing portfolio, and over the past 12 months, we added $6.4 billion of net loans to our servicing portfolio, 61% of which were Fannie Mae.

First quarter 2022 Earnings Release

●	$5.8 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years. These loans represent only 5% of the total portfolio, with a relatively low weighted-average servicing fee of 19.3 basis points. Additionally, we expect lower levels of prepayments and higher levels of loan assumptions due to rising interest rates compared to the past several quarters, which should benefit the growth of the servicing portfolio in the coming quarters.
●	The increase in the overall weighted-average servicing fee was primarily due to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year, coupled with a higher weighted-average servicing fee on Fannie Mae debt financing volumes over the past year than loans that have paid off.
●	We added net mortgage servicing rights (“MSRs”) from originations of $22.7 million in the first quarter of 2022 and $66.7 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.3 billion as of March 31, 2022, compared to $1.2 billion as of March 31, 2021.
●	Assets under management (“AUM”) as of March 31, 2022 consisted of $14.5 billion of assets managed by Alliant, $1.3 billion of loans and funds managed by WDIP and $0.9 billion of loans in our interim lending joint venture. The year-over-year increase in AUM is driven by the addition of Alliant’s AUM to our portfolio upon closing the acquisition in the fourth quarter of 2021.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2022	Q1 2021	$ Variance	% Variance
Walker & Dunlop net income	$71,209	$58,052	$13,157	23%
Adjusted EBITDA	62,636	60,667	1,969	3
Diluted EPS	$2.12	$1.79	$0.33	18%
Operating margin	28%	33%
Return on equity	19	19
Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	45%	43%
Other operating expenses	10	8

Discussion of Results:

●	The increase in net income was a result of a 23% increase in income from operations, driven by the increase in total revenues year over year. The first quarter of 2022 includes a $39.6 million gain connected with our acquisition of GeoPhy, which positively benefited net income. As part of the GeoPhy acquisition, we acquired the other 50% ownership interest in Apprise. The revaluation of our existing 50% ownership interest in Apprise resulted in the $39.6 million gain.
●	The increase in adjusted EBITDA was a result of higher origination fees, property sales broker fees, servicing fees and other revenues. These increases were offset by growth in personnel expense and other operating expenses.
●	The decrease in operating margin was primarily due to the increase in total expenses outpacing the growth in total revenues year over year.
●	The increase in personnel expenses as a percentage of revenue was a result of commissionable revenues increasing at a faster rate than non-commissionable revenues.
●	The increase in other operating expenses as a percentage of revenues was due to the significant investments we have made in our infrastructure over the past year as part of our Drive to ’25 growth strategy.

First quarter 2022 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q1 2022	Q1 2021	$ Variance	% Variance
At-risk servicing portfolio (7)	$50,176,521	$45,796,952	$4,379,569	10%
Maximum exposure to at-risk portfolio (8)	10,178,454	9,304,440	874,014	9
Defaulted loans	$78,659	$48,481	$30,178	62%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.16%	0.11%
Allowance for risk-sharing	0.11	0.14
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.52%	0.69%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loans added to the portfolio during the past 12 months. As of March 31, 2022, there were two defaulted loans that were provisioned for in 2019 and one loan that was provisioned for in 2021. The two properties that defaulted in 2019 have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which we have full risk of loss, was $221.6 million at March 31, 2022 compared to $213.2 million at March 31, 2021. There was one defaulted loan in our interim loan portfolio at March 31, 2022, which was provisioned for in the third quarter of 2020. All other loans in the on-balance sheet interim loan portfolio are current and performing as of March 31, 2022. The interim loan joint venture holds $0.9 billion of loans as of March 31, 2022, compared to $0.6 billion as of March 31, 2021. We share in a small portion of the risk of loss, and as of March 31, 2022, all loans in the interim loan joint venture are current and performing.

First quarter 2022 Earnings Release

FIRST QUARTER 2022 FINANCIAL RESULTS BY SEGMENT

FINANCIAL RESULTS - CAPITAL MARKETS
(dollars in thousands)	Q1 2022	Q1 2021	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$81,823	$75,295	$6,528	9%
Fair value of expected net cash flows from servicing, net ("MSR income")	52,730	57,935	(5,205)	(9)
Property sales broker fees	23,398	9,042	14,356	159
Net warehouse interest income, LHFS	3,530	2,459	1,071	44
Other revenues	2,763	2,560	203	8
Total revenues	$164,244	$147,291	$16,953	12%
Personnel	$98,726	$72,635	$26,091	36%
Amortization and depreciation	—	521	(521)	(100)
Other operating expenses	6,111	3,402	2,709	80
Total expenses	$104,837	$76,558	$28,279	37%
Income from operations	$59,407	$70,733	$(11,326)	(16)%
Income tax expense	12,847	14,615	(1,768)	(12)
Walker & Dunlop net income	$46,560	$56,118	$(9,558)	(17)%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.90%	1.02%
MSR margin (5)	0.58	0.78
Agency MSR margin (6)	1.56	1.83
Key performance metrics:
Operating margin	36%	48%
Adjusted EBITDA	$11,256	$17,131

Capital Markets - Discussion of Results:

The Capital Markets segment includes our Agency lending, debt brokerage, property sales, and appraisal and valuation services.

●	The increase in origination fees was driven by the increase in overall debt financing volume, partially offset by the decrease in the origination fee margin. The decrease in origination fee margin was due to a shift in the mix of debt financing volume from 41% Agency loans in the first quarter of 2021 to 37% Agency loans in the first quarter of 2022. Agency loans typically carry higher origination fees than brokered loans.
●	The decrease in MSR income was the result of the decrease in the Agency MSR margin, partially offset by a 7% increase in Agency debt financing volume year over year. The decrease in the Agency MSR margin was the result of the significant decline in HUD debt financing volume as HUD loans have the highest MSR margins of all our products. Additionally, the weighted-average servicing fee for our Fannie Mae debt financing volume decreased 25% year over year.
●	The increase in property sales broker fees was driven by the 153% increase in property sales volume year over year.
●	The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to an 89% increase in the net spread, offset by a 24% decrease in the average balance of LHFS outstanding.
●	Personnel expense increased primarily as a result of (i) an increase in commissions expense due to the increases in origination fees and property sales broker fees; (ii) an increase in salaries and benefits costs due to strategic acquisitions and hiring initiatives that contributed to a 12% increase in average bankers and brokers year over year; and (iii) an increase in subjective bonuses due to the increase in headcount and our financial performance. Additionally, there was a $1.5 million increase in total compensation costs as a result of consolidating Apprise after the acquisition of GeoPhy. The operating results for the month of March 2022 include compensation costs for Apprise, while the operating results for the three months ended March 31, 2021 do not as we accounted for our investment in Apprise under the equity method in 2021.

First quarter 2022 Earnings Release

●	The increase in other operating expenses was largely attributable to increases in travel and entertainment and marketing costs, both of which are attributable to our overall growth over the past year and low costs in these areas in the first quarter of 2021 due to the pandemic.

FINANCIAL RESULTS - SERVICING & ASSET MANAGEMENT
(dollars in thousands)	Q1 2022	Q1 2021	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$487	$584	$(97)	(17)%
Servicing fees	72,681	65,978	6,703	10%
Net warehouse interest income, LHFI	1,243	2,096	(853)	(41)
Escrow earnings and other interest income	1,758	1,999	(241)	(12)
Other revenues	34,897	7,508	27,389	365
Total revenues	$111,066	$78,165	$32,901	42%
Personnel	$18,638	$7,111	$11,527	162%
Amortization and depreciation	54,931	45,378	9,553	21
Provision (benefit) for credit losses	(9,498)	(11,320)	1,822	(16)
Other operating expenses	6,119	2,253	3,866	172
Total expenses	$70,190	$43,422	$26,768	62%
Income from operations	$40,876	$34,743	$6,133	18%
Income tax expense	8,839	7,178	1,661	23
Net income before noncontrolling interests	$32,037	$27,565	$4,472	16%
Less: net income (loss) from noncontrolling interests	(679)	—	(679)	N/A
Walker & Dunlop net income	$32,716	$27,565	$5,151	19%
Key performance metrics:
Operating margin	37%	44%
Adjusted EBITDA	$87,773	$69,419

Servicing & Asset Management - Discussion of Results:

The Servicing & Asset Management segment includes loan servicing, principal lending and investing, managing third-party capital invested in tax credit equity funds focused on the affordable housing sector and other commercial real estate, and real estate-related investment banking and advisory services, including housing market research.

●	The $6.4 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, combined with the increase in the servicing portfolio’s weighted-average servicing fee.
●	Other revenues increased principally due to the additions of fee income from Alliant and Zelman, with no comparable activity in the prior year as these acquisitions occurred in the second half of 2021. Additionally, prepayment fees increased substantially due to an increase in prepayment activity year over year.
●	Personnel expense increased substantially year over year as a result of increased salaries and benefits costs due to strategic acquisitions and hiring initiatives, including both Alliant and Zelman.
●	Amortization and depreciation increased as a result of the growth in the average balance of MSRs outstanding year over year and an increase in prepayment activity. Additionally, we had a $3.3 million increase in amortization of intangible assets from our strategic investments in 2021.
●	The benefit for credit losses for first quarter of 2022 was primarily attributable to the update in our historical loss rate factor that is based on a 10-year rolling period. The historical loss rate decreased to 1.2 basis points as of March 31, 2022 from 1.8 basis points as of December 31, 2021. In response to improving unemployment statistics and the expected continued overall health of the multifamily market, we adjusted the loss rate for the forecast period downwards to four basis points as of March 31, 2021 from six basis points as of December 31, 2020, resulting in the benefit for risk-sharing obligations for the first quarter of 2021.

First quarter 2022 Earnings Release

●	The increase in other operating expenses was largely attributable to increases in office and other professional fees to support the continued growth in our operations as a result of recent acquisitions.

FINANCIAL RESULTS - CORPORATE
(dollars in thousands)	Q1 2022	Q1 2021	$ Variance	% Variance
Escrow earnings and other interest income	$45	$118	$(73)	(62)%
Other revenues	44,089	(1,286)	45,375	(3,528)
Total revenues	$44,134	$(1,168)	$45,302	(3,879)%
Personnel	$26,817	$16,469	$10,348	63%
Amortization and depreciation	1,221	972	249	26
Interest expense on corporate debt	6,405	1,765	4,640	263
Other operating expenses	19,984	11,932	8,052	67
Total expenses	$54,427	$31,138	$23,289	75%
Income from operations	$(10,293)	$(32,306)	$22,013	(68)%
Income tax expense	(2,226)	(6,675)	4,449	(67)
Walker & Dunlop net income	$(8,067)	$(25,631)	$17,564	(69)%
Key performance metric:
Adjusted EBITDA	$(36,393)	$(25,883)

Corporate - Discussion of Results:

●	The increase in other revenues was primarily a result of the $39.6 million gain connected with the acquisition of GeoPhy discussed above, coupled with an increase in income from our other equity method investments.
●	Personnel expense increased primarily as a result of (i) increased salaries and benefits costs due to an increase in the average headcount year over year; and (ii) an increase in company bonus and stock-based compensation expense associated with our performance share plans due to our financial performance and increased headcount.
●	In the fourth quarter of 2021, we refinanced our senior secured term loan and doubled the aggregate principal amount from $300 million to $600 million. The term loan carries an interest rate of SOFR plus a 10 basis point credit spread adjustment (with a floor of 50 basis points) plus a 225 basis point spread, leading to additional interest expense in the first quarter of 2022 compared to the same period last year. In addition to the debt refinancing, we incurred additional interest expense related to a note payable at our subsidiary, Alliant, which we assumed in the fourth quarter of 2021.
●	Other operating expenses increased in the first quarter due to: (i) an increase in legal and other professional fees and office expenses related to our recent acquisitions and overall growth; and (ii) an increase in travel and entertainment expenses, which were still impacted by the effects of the pandemic in the first quarter of 2021.

CAPITAL SOURCES AND USES

On May 4, 2022, the Company’s Board of Directors declared a dividend of $0.60 per share for the second quarter of 2022. The dividend will be paid on June 3, 2022 to all holders of record of the Company’s restricted and unrestricted common stock as of May 19, 2022.

On February 2, 2022, our Board of Directors authorized the repurchase of up to $75.0 million of the Company’s outstanding common stock over the coming one-year period (“2022 Share Repurchase Program”). During the first quarter of 2022, the Company did not repurchase any shares of its common stock under the 2022 Share Repurchase Program. As of March 31, 2022, the Company had $75.0 million of authorized share repurchase capacity remaining under the 2022 Share Repurchase Program.

Any future purchases made pursuant to the 2022 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

First quarter 2022 Earnings Release

LEADERSHIP APPOINTMENTS

Walker & Dunlop promoted Steve Theobald to Executive Vice President and Chief Operating Officer. Mr. Florkowski will succeed Mr. Theobald as Executive Vice President and Chief Financial Officer. Both leadership changes will be effective on June 1, 2022.

Mr. Theobald has been with Walker & Dunlop in the CFO role since 2013 during which time he has overseen the servicing, marketing, investor relations, treasury, financial reporting, and accounting departments. Prior to joining the Company, Mr. Theobald served as the executive vice president and chief financial officer of Hampton Roads Bankshares, Inc. Previously, he held numerous senior financial positions at Capital One Financial Corporation from 1999 to 2010, including serving as chief financial officer, local banking. Mr. Theobald began his career at KPMG LLP. He holds a Bachelor of Science in Business Administration in accounting from the University of Notre Dame.

Mr. Florkowski has been with Walker & Dunlop since 2010 when he was hired as Senior Vice President & Controller. Most recently, he has served as Executive Vice President, Business Development with the responsibility of developing, implementing, and executing strategic business initiatives, including the successful acquisitions of AKS Capital, FourPoint, TapCap, Zelman, Alliant, and GeoPhy. Prior to joining Walker & Dunlop, Mr. Florkowski served as a senior manager at KPMG LLP, where he began his career. Mr. Florkowski holds a Bachelor of Science in accounting from Salisbury University.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures”, “Adjusted Financial Metric Reconciliation to GAAP” and “Adjusted Financial Metric Reconciliation to GAAP by Segment.”
(2)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(3)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(8)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2022 Earnings Release

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its quarterly results on Thursday, May 5, 2022 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_Pp8bFPh0RU20ivYHZi03OA or by dialing +1 408 901 0584, Webinar ID 842 5966 3665, Password 232851. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

ABOUT WALKER & DUNLOP

Walker & Dunlop (NYSE: WD) is one of the largest providers of capital to the commercial real estate industry, enabling real estate owners and operators to bring their visions of communities — where Americans live, work, shop and play — to life. The power of our people, premier brand, and industry-leading technology enables us to meet any client need – including financing, research, property sales, valuation, and advisory services. With over 1,000 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune’s Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

NON-GAAP FINANCIAL MEASURES

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility and Alliant’s note payable, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, the fair value of expected net cash flows from servicing, net, and non-cash charges associated with the extinguishment of long-term debt, and the gain associated with the revaluation of our previously held equity-method investment in connection with our acquisition of GeoPhy. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income on both a consolidated and segment basis. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP” and “Adjusted Financial Metric Reconciliation to GAAP By Segment.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of

First quarter 2022 Earnings Release

or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, (4) risks related to our recently completed acquisitions, including our ability to integrate and achieve the expected benefits of such acquisitions, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

CONTACT US

Headquarters: 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814 Phone 301.215.5500 info@walkeranddunlop.com	Investors: Kelsey Duffey Senior Vice President, Investor Relations Phone 301.202.3207 investorrelations@walkeranddunlop.com	Media: Susan Weber EVP & Chief Marketing Officer Phone 301.215.5515 info@walkeranddunlop.com

First quarter 2022 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
(in thousands)
Assets
Cash and cash equivalents	$141,375	$305,635	$318,188	$326,518	$277,277
Restricted cash	41,584	42,812	34,875	15,842	14,805
Pledged securities, at fair value	148,647	148,996	148,774	146,548	139,570
Loans held for sale, at fair value	703,629	1,811,586	2,711,900	1,718,444	1,048,385
Loans held for investment, net	216,620	269,125	233,685	272,033	281,788
Mortgage servicing rights	976,554	953,845	929,825	915,519	909,884
Goodwill	908,744	698,635	333,249	266,465	261,189
Other intangible assets	211,405	183,904	8,454	1,553	1,717
Derivative assets	112,023	37,364	85,486	36,751	58,130
Receivables, net	249,305	212,019	106,228	80,196	59,526
Committed investments in tax credit equity	223,771	177,322	—	—	—
Other assets, net	405,974	364,746	206,198	163,252	151,694
Total assets	$4,339,631	$5,205,989	$5,116,862	$3,943,121	$3,203,965

Liabilities
Warehouse notes payable	$924,280	$1,941,572	$2,848,579	$1,823,982	$1,112,340
Notes payable	726,555	740,174	289,763	290,498	291,045
Allowance for risk-sharing obligations	53,244	62,636	61,607	60,329	64,580
Derivative liabilities	12,400	6,403	13,263	30,411	9,250
Commitments to fund investments in tax credit equity	206,605	162,747	—	—	—
Other liabilities	779,376	714,250	519,714	444,406	481,618
Total liabilities	$2,702,460	$3,627,782	$3,732,926	$2,649,626	$1,958,833

Stockholders' Equity
Common stock	$324	$320	$312	$310	$310
Additional paid-in capital	387,009	393,022	271,562	255,676	248,069
Accumulated other comprehensive income (loss)	1,588	2,558	2,737	2,578	1,810
Retained earnings	1,205,384	1,154,252	1,090,506	1,034,931	994,943
Total stockholders’ equity	$1,594,305	$1,550,152	$1,365,117	$1,293,495	$1,245,132
Noncontrolling interests	42,866	28,055	18,819	—	—
Total equity	$1,637,171	$1,578,207	$1,383,936	$1,293,495	$1,245,132
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$4,339,631	$5,205,989	$5,116,862	$3,943,121	$3,203,965

First quarter 2022 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Revenues
Loan origination and debt brokerage fees, net	$82,310	$139,421	$123,242	$107,472	$75,879
Fair value of expected net cash flows from servicing, net ("MSR income")	52,730	77,879	89,482	61,849	57,935
Servicing fees	72,681	72,808	70,628	69,052	65,978
Property sales broker fees	23,398	54,808	33,677	22,454	9,042
Net warehouse interest income	4,773	7,340	5,583	4,630	4,555
Escrow earnings and other interest income	1,803	2,178	2,032	1,823	2,117
Other revenues	81,749	52,755	21,646	14,131	8,782
Total revenues	$319,444	$407,189	$346,290	$281,411	$224,288

Expenses
Personnel	$144,181	$195,670	$170,181	$141,421	$96,215
Amortization and depreciation	56,152	61,405	53,498	48,510	46,871
Provision (benefit) for credit losses	(9,498)	1,093	1,266	(4,326)	(11,320)
Interest expense on corporate debt	6,405	2,690	1,766	1,760	1,765
Other operating expenses	32,214	36,484	24,836	19,748	17,587
Total expenses	$229,454	$297,342	$251,547	$207,113	$151,118
Income from operations	$89,990	$109,847	$94,743	$74,298	$73,170
Income tax expense	19,460	30,117	22,953	18,240	15,118
Net income before noncontrolling interests	$70,530	$79,730	$71,790	$56,058	$58,052
Less: net income (loss) from noncontrolling interests	(679)	(201)	69	—	—
Walker & Dunlop net income	$71,209	$79,931	$71,721	$56,058	$58,052
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	(970)	(179)	159	768	(158)
Walker & Dunlop comprehensive income	$70,239	$79,752	$71,880	$56,826	$57,894

Basic earnings per share	$2.14	$2.46	$2.23	$1.75	$1.82
Diluted earnings per share	2.12	2.42	2.21	1.73	1.79
Cash dividends paid per common share	0.60	0.50	0.50	0.50	0.50

Basic weighted-average shares outstanding	32,219	31,343	31,064	31,019	30,823
Diluted weighted-average shares outstanding	32,617	31,956	31,459	31,370	31,276

First quarter 2022 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(in thousands, except per share data)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,998,374	$2,585,100	$3,271,765	$1,911,976	$1,533,024
Freddie Mac	987,849	1,546,883	2,591,906	1,003,319	1,012,720
Ginnie Mae - HUD	391,693	523,899	522,093	672,574	622,133
Brokered (1)	5,643,081	12,684,294	6,402,862	6,280,578	4,302,492
Principal Lending and Investing (2)	114,020	474,873	472,142	318,237	178,250
Total Debt Financing Volume	$9,135,017	$17,815,049	$13,260,768	$10,186,684	$7,648,619
Property Sales Volume	3,531,690	9,287,312	5,230,093	3,341,532	1,395,760
Total Transaction Volume	$12,666,707	$27,102,361	$18,490,861	$13,528,216	$9,044,379

Key Performance Metrics:
Operating margin	28%	27%	27%	26%	33%
Return on equity	19	23	22	18	19
Walker & Dunlop net income	$71,209	$79,931	$71,721	$56,058	$58,052
Adjusted EBITDA (3)	62,636	109,667	72,430	66,514	60,667
Diluted EPS	2.12	2.42	2.21	1.73	1.79

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	45%	48%	49%	50%	43%
Other operating expenses	10	9	7	7	8
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.90%	0.80%	0.95%	1.07%	1.02%
MSR margin (5)	0.58	0.45	0.70	0.63	0.78
Agency MSR margin (6)	1.56	1.67	1.40	1.72	1.83

Other Data:
Market capitalization at period end	$4,192,900	$4,835,508	$3,540,501	$3,239,332	$3,182,606
Closing share price at period end	$129.42	$150.88	$113.50	$104.38	$102.74
Average headcount	1,353	1,128	1,084	1027	974

Components of Servicing Portfolio (end of period):
Fannie Mae	$54,000,550	$53,401,457	$52,317,953	$51,077,660	$50,113,076
Freddie Mac	36,965,185	37,138,836	38,039,014	37,887,969	37,695,462
Ginnie Mae - HUD	9,954,262	9,889,289	9,894,893	9,904,246	9,754,667
Brokered (7)	15,115,619	15,035,439	13,429,801	13,129,969	12,090,825
Principal Lending and Investing (8)	221,649	235,543	238,713	276,738	213,240
Total Servicing Portfolio	$116,257,265	$115,700,564	$113,920,374	$112,276,582	$109,867,270
Assets under management (9)	16,687,112	16,437,865	2,309,332	1,801,577	1,836,086
Total Managed Portfolio	$132,944,377	$132,138,429	$116,229,706	$114,078,159	$111,703,356

Key Servicing Portfolio Metrics:
Custodial escrow account balance (in billions)	$2.5	$3.7	$3.0	$3.0	$2.5
Weighted-average servicing fee rate (basis points)	25.0	24.9	24.6	24.5	24.3
Weighted-average remaining servicing portfolio term (years)	9.1	9.2	9.2	9.2	9.2

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Alliant & WDIP assets under management and interim loans serviced for our interim loan joint venture. Alliant assets under management were acquired in December 2021.

First quarter 2022 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2022	2021	2021	2021	2021
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$46,194,756	$45,581,476	$44,069,885	$42,444,569	$41,152,790
Fannie Mae Modified Risk	7,794,710	7,807,853	8,235,475	8,617,020	8,941,234
Freddie Mac Modified Risk	23,715	33,195	36,883	36,894	37,006
Total risk-sharing servicing portfolio	$54,013,181	$53,422,524	$52,342,243	$51,098,483	$50,131,030

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$11,084	$12,127	$12,593	$16,071	$19,052
Freddie Mac No Risk	36,941,470	37,105,641	38,002,131	37,851,075	37,658,456
GNMA - HUD No Risk	9,954,262	9,889,289	9,894,893	9,904,246	9,754,667
Brokered	15,115,619	15,035,438	13,429,801	13,129,969	12,090,825
Total non-risk-sharing servicing portfolio	$62,022,435	$62,042,495	$61,339,418	$60,901,361	$59,523,000
Total loans serviced for others	$116,035,616	$115,465,019	$113,681,661	$111,999,844	$109,654,030
Interim loans (full risk) servicing portfolio	221,649	235,543	238,713	276,738	213,240
Total servicing portfolio unpaid principal balance	$116,257,265	$115,700,562	$113,920,374	$112,276,582	$109,867,270

Interim Loan Joint Venture Managed Loans (1)	$930,296	$848,196	$918,518	$629,532	$660,999

At-risk servicing portfolio (2)	$50,176,521	$49,573,263	$48,209,532	$46,866,767	$45,796,952
Maximum exposure to at-risk portfolio (3)	10,178,454	10,056,584	9,784,054	9,517,609	9,304,440
Defaulted loans	78,659	78,659	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.16%	0.16%	0.10%	0.10%	0.11%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.11	0.13	0.13	0.13	0.14
Allowance for risk-sharing as a percentage of maximum exposure	0.52	0.62	0.63	0.63	0.69

(1)	Includes $73.3 million as of March 31, 2021 of loans managed directly for our interim loan joint venture partner in addition to $587.7 million of Interim Program JV managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2022 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$71,209	$79,931	$71,721	$56,058	$58,052
Income tax expense	19,460	30,117	22,953	18,240	15,118
Interest expense on corporate debt	6,405	2,690	1,766	1,760	1,765
Amortization and depreciation	56,152	61,405	53,498	48,510	46,871
Provision (benefit) for credit losses	(9,498)	1,093	1,266	(4,326)	(11,320)
Net write-offs	—	—	—	—	—
Stock-based compensation expense	11,279	9,637	10,708	8,121	8,116
Gain from revaluation of previously held equity-method investment	(39,641)	—	—	—	—
Unamortized issuance costs from corporate debt retirement	—	2,673	—	—	—
Fair value of expected net cash flows from servicing, net	(52,730)	(77,879)	(89,482)	(61,849)	(57,935)
Adjusted EBITDA	$62,636	$109,667	$72,430	$66,514	$60,667

First quarter 2022 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP BY SEGMENT

Unaudited

	Capital Markets
(in thousands)	Q1 2022	Q1 2021
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$46,560	$56,118
Income tax expense	12,847	14,615
Interest expense on corporate debt	—	—
Amortization and depreciation	—	521
Provision (benefit) for credit losses	—	—
Net write-offs	—	—
Stock-based compensation expense	4,579	3,812
Gain from revaluation of previously held equity-method investment	—	—
Unamortized issuance costs from corporate debt retirement	—	—
Fair value of expected net cash flows from servicing, net	(52,730)	(57,935)
Adjusted EBITDA	$11,256	$17,131

	Servicing & Asset Management
(in thousands)	Q1 2022	Q1 2021
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$32,716	$27,565
Income tax expense	8,839	7,178
Interest expense on corporate debt	—	—
Amortization and depreciation	54,931	45,378
Provision (benefit) for credit losses	(9,498)	(11,320)
Net write-offs	—	—
Stock-based compensation expense	785	618
Gain from revaluation of previously held equity-method investment	—	—
Unamortized issuance costs from corporate debt retirement	—	—
Fair value of expected net cash flows from servicing, net	—	—
Adjusted EBITDA	$87,773	$69,419

	Corporate
(in thousands)	Q1 2022	Q1 2021
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$(8,067)	$(25,631)
Income tax expense	(2,226)	(6,675)
Interest expense on corporate debt	6,405	1,765
Amortization and depreciation	1,221	972
Provision (benefit) for credit losses	—	—
Net write-offs	—	—
Stock-based compensation expense	5,915	3,686
Gain from revaluation of previously held equity-method investment	(39,641)	—
Unamortized issuance costs from corporate debt retirement	—	—
Fair value of expected net cash flows from servicing, net	—	—
Adjusted EBITDA	$(36,393)	$(25,883)